UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
 (Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 23, 2014

Furmanite Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-05083	74-1191271
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10370 Richmond Avenue, Suite 600 Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 713-634-7777
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No. 1 on Form 8-K/A restates in its entirety the Company’s Current Report on Form 8-K filed on May 27, 2014 (the “Original Filing”) to include Exhibit 3.2 (the “Exhibit”), which contains the text of the amendment to the Company’s bylaws effective May 27, 2014, and to include references to the Exhibit in Items 5.03 and 9.01. All other information reported in the Original Filing is unchanged.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On May 23, 2014, Mr. Charles R. Cox informed Furmanite Corporation (“the Company”) of his intention to retire as Chief Executive Officer effective at the end of 2014. On May 27, 2014, the Company announced that the Board of Directors approved Mr. Cox’s retirement and that effective May 27, 2014, Mr. Sangwoo Ahn, Presiding Non-Executive Director, will assume the additional role of Non-Executive Board Chairman, replacing Mr. Cox, during the succession planning process associated with Mr. Cox’s retirement. Mr. Cox will continue to serve as a director of the Company.

(e) The Company has reinstated its former practice of change of control agreements for certain executives. On May 27, 2014, the Company entered into change in control agreements with Mr. Charles R. Cox, the Company’s Chief Executive Officer and Mr. Robert S. Muff, the Company’s Chief Financial Officer. The agreements are substantially the same as the Company’s previous agreements, and for Messrs. Cox and Muff, a “change in control” occurs if, under certain specified circumstances:

i.
specified persons (generally defined as those directors serving at the effective date of the termination agreement and those appointed or recommended by such persons) cease to constitute a majority of the members of the Board;

ii.
a merger of the Company or one of its affiliates occurs, unless the beneficial owners of the voting securities of the Company immediately prior to such merger own at least 50 percent of the combined voting power of the Company, the surviving entity, or the parent of the surviving entity immediately after such merger;

iii.
a third person, including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of shares of the Company having 30 percent or more of the total number of votes that may be cast for the election of directors of the Company; or

iv.	a sale, transfer, lease or other disposition of all or substantially all of the Company’s assets is consummated.

If a change in control occurs and the employment of Messrs. Cox or Muff terminates, other than due to their death or disability or by termination of employment (other than in the look-back period) by the Company for cause (as defined in the agreement), the Company will pay each 299 percent of their respective annualized base salary immediately prior to the change in control. In addition to the payment of a percentage of annualized salary discussed above,

a.
all stock and option awards held by them shall immediately become vested, exercisable, and non-forfeitable and all conditions thereof shall be deemed to have been satisfied, subject to the terms and conditions of the plan or agreement by which they were granted;

b.
the Company shall pay to them the undiscounted value of any contributions which the Company would have made to his account with the Company’s 401(k) Plan had their employment continued for three years;

c.	the Company shall continue any provisions of accident and health insurance benefits being provided them for a period of three years; and

d.
the Company shall provide any benefits under any post-retirement health care insurance plans then in effect to which they would have become entitled had their employment continued for a period of three more years.

Should payments to them be subject to the excise tax of Section 4999 of the Internal Revenue Code or any similar tax payable under any United States federal, state, or local statute, then, subject to certain conditions within the termination agreement, the Company shall pay additional amounts to them so as to place them in the same economic position they would have been in had no excise tax been imposed.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective May 27, 2014, the Company amended its bylaws to remove the requirements that the Chairman of the Board also be the Chief Executive Officer of the Company and that the Chairman of the Board also be an officer position within the Company. The amendment is attached as Exhibit 3.2.

Item 7.01 Regulation FD Disclosure.

On May 27, 2014, the Company issued a press release announcing the retirement of Mr. Charles R. Cox, effective at the end of 2014. The press release is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

3.2*    First Amendment to the Bylaws of Furmanite Corporation, dated May 27, 2014
99.1**    Press release dated May 27, 2014

*Filed herewith
**Furnished in Original Filing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Furmanite Corporation

Date: May 28, 2014	By:	/s/ ROBERT S. MUFF
Robert S. Muff
Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description
3.2*	First Amendment to the Bylaws of Furmanite Corporation, dated May 27, 2014
99.1**	Press release dated May 27, 2014

* Filed herewith.
**Furnished in Original Filing.